EXHIBIT 99.1

For further information:                      TRADED: NYSE (IEX)
Investor Contact:
Heath Mitts
Senior Vice President and Chief Financial Officer
(847) 498-7070

TUESDAY, JULY 22, 2014

IDEX REPORTS SECOND QUARTER EPS OF 88 CENTS AND RAISES FULL YEAR EPS GUIDANCE TO $3.50 - $3.55

LAKE FOREST, IL, JULY 22 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended June 30, 2014.

Second Quarter 2014 Highlights

•	Orders increased 9 percent, 7 percent organically

•	Sales increased 5 percent, 4 percent organically

•	Operating margin of 20.5 percent was up 130 basis points from the prior year

•	EPS of 88 cents was 16 percent higher than prior year EPS of 76 cents

•	Acquired Aegis Flow Technologies

Second Quarter 2014
Orders in the quarter of $551 million were up 9 percent (+7 percent organic and +2 percent foreign currency translation) compared with the prior year period and sales of $547 million were up 5 percent (+4 percent organic and +1 percent foreign currency translation) compared with last year.

Second quarter 2014 gross margin of 44.1 percent was up 110 basis points from the prior year period, while operating income of $112 million was up 13 percent from the prior year. This resulted in an operating margin of 20.5 percent, up 130 basis points from prior year operating margin, primarily due to volume leverage and productivity.

Second quarter net income was $72 million, an increase of 15 percent from the prior year period. Second quarter earnings per share were 88 cents, an increase of 12 cents, or 16 percent, from the prior year. EBITDA of $131 million, which was a 10 percent increase from the prior year, was 24 percent of sales and covered interest expense by over 12 times, while free cash flow of $80 million was over 110 percent of net income.

The Company completed the repurchase of 602 thousand shares of common stock for $46 million in the quarter. Year-to-date, the Company has repurchased 1.2 million shares of common stock for $86 million.

“IDEX completed the first half of 2014 with another solid quarter and good momentum for the second half of the year. We have a clear focus to invest in organic growth, while achieving productivity gains. These investments require a greater use of free cash flow, but provide a base for long-term organic growth. The focus on various organic initiatives and core product line strategies is yielding benefits and, as a result, organic revenue growth has accelerated to 6 percent in the first-half of 2014.

We are focused on total shareholder return by increasing organic growth and maintaining a disciplined approach to acquisitions, shareholder dividends and share repurchases. In April, we successfully completed the acquisition of Aegis Flow Technologies (“Aegis”), a leader in specialty chemical processing valves. Aegis will operate in our Chemical, Food & Process platform and expand our presence in the region around the Gulf of Mexico, serving the chemical, petro-chemical, and chlor-alkali industries. We continue to actively pursue multiple acquisition opportunities in an increasingly active M&A environment. We also continue to execute our share repurchase and shareholder dividend programs, which we expect to remain unchanged in the second half of 2014.

Geographically, we see stability in North America and Europe, and continued volatility in Asia. Additionally, we see sales growth in the second half for the FMT and HST segments improving over the first half of the year. Based on these combined factors, we now expect to deliver full-year 2014 organic growth of 5 to 6 percent with operating margins greater than 20 percent. We project third quarter EPS in the range of 83 to 85 cents, and we are increasing our full year 2014 EPS guidance to $3.50 to $3.55.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

Second Quarter 2014 Business Highlights

Fluid & Metering Technologies

•	Sales in the second quarter of $226 million reflected a slight increase compared to the second quarter of 2013 (-2 percent organic, +1 percent acquisition and +1 percent foreign currency translation).

•	Operating margin of 24.6 percent represented a 30 basis point decrease compared with the second quarter of 2013 primarily due to acquisition related charges.

Health & Science Technologies

•	Sales in the second quarter of $186 million reflected a 3 percent increase compared to the second quarter of 2013 (+1 percent organic and +2 percent foreign currency translation).

•	Operating margin of 19.5 percent represented a 40 basis point increase compared with the second quarter of 2013 primarily due to higher volume and productivity initiatives.

Fire & Safety/Diversified Products

•	Sales in the second quarter of $136 million reflected a 19 percent increase compared to the second quarter of 2013 (+17 percent organic and +2 percent foreign currency translation).

•
Operating margin of 26.4 percent represented a 570 basis point increase compared with the second quarter of 2013 primarily due to volume leverage and productivity initiatives as well as a prior year charge associated with a facility disposal in 2013.

For the second quarter of 2014, Fluid & Metering Technologies contributed 41 percent of sales and 44 percent of operating income; Health & Science Technologies accounted for 34 percent of sales and 28 percent of operating income; and Fire & Safety/Diversified Products represented 25 percent of sales and 28 percent of operating income.

EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its second quarter earnings conference call over the Internet on Wednesday, July 23, 2014 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID # 13583593.

IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$546,693	$518,445	$1,090,689	$1,012,893
Cost of sales	305,561	295,596	605,137	578,047
Gross profit	241,132	222,849	485,552	434,846
Selling, general and administrative expenses	129,044	123,290	259,629	240,575
Operating income	112,088	99,559	225,923	194,271
Other (income) - net	137	573	(707)	(706)
Interest expense	10,405	10,597	20,862	21,154
Income before income taxes	101,546	88,389	205,768	173,823
Provision for income taxes	29,769	25,828	59,443	49,962
Net income	$71,777	$62,561	$146,325	$123,861

Earnings per Common Share:
Basic earnings per common share (a)	$0.89	$0.76	$1.81	$1.50
Diluted earnings per common share (a)	$0.88	$0.76	$1.79	$1.49

Share Data:

Basic weighted average common shares outstanding	$80,106	$81,829	$80,317	$82,013

Diluted weighted average common shares outstanding	$81,149	$82,734	$81,362	$82,943

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	June 30,	December 31,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$485,335	$439,629
Receivables - net	272,151	253,226
Inventories	254,182	230,967
Other current assets	69,858	67,131
Total current assets	1,081,526	990,953
Property, plant and equipment - net	223,395	213,488
Goodwill and intangible assets	1,664,028	1,660,683
Other noncurrent assets	22,048	22,453
Total assets	$2,990,997	$2,887,577

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$146,827	$133,312
Accrued expenses	142,493	150,751
Short-term borrowings	111,539	1,871
Dividends payable	22,516	18,675
Total current liabilities	423,375	304,609
Long-term borrowings	705,326	772,005
Other noncurrent liabilities	237,409	237,974
Total liabilities	1,366,110	1,314,588
Shareholders' equity	1,624,887	1,572,989
Total liabilities and shareholders' equity	$2,990,997	$2,887,577

IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)
(unaudited)

		Three Months Ended		Six Months Ended
		June 30, (b)		June 30, (b)
		2014	2013	2014	2013

	Fluid & Metering Technologies
	Net sales	$226,100	$225,488	$449,461	$437,243
	Operating income (c)	55,623	56,115	112,030	104,194
	Operating margin	24.6%	24.9%	24.9%	23.8%
	Depreciation and amortization	$6,746	$7,012	$13,298	$13,972
	Capital expenditures	3,554	2,507	7,563	5,283

	Health & Science Technologies
	Net sales	$185,672	$180,867	$372,047	$353,735
	Operating income (c)	36,137	34,522	72,366	66,789
	Operating margin	19.5%	19.1%	19.5%	18.9%
	Depreciation and amortization	$10,690	$10,947	$21,399	$21,739
	Capital expenditures	5,318	4,168	8,827	6,954

	Fire & Safety/Diversified Products
	Net sales	$136,182	$114,236	$273,466	$225,749
	Operating income (c)	35,985	23,676	75,633	51,908
	Operating margin	26.4%	20.7%	27.7%	23.0%
	Depreciation and amortization	$1,672	$1,741	$3,352	$3,449
	Capital expenditures	2,692	741	4,499	2,221

	Company
	Net sales	$546,693	$518,445	$1,090,689	$1,012,893
	Operating income (c)	112,088	99,559	225,923	194,271
	Operating margin	20.5%	19.2%	20.7%	19.2%
	Depreciation and amortization (d)	$19,416	$20,077	$38,673	$39,916
	Capital expenditures	12,490	8,197	23,299	15,822

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)
Three and six month data includes acquisitions of Aegis (April 2014) in the Fluid & Metering Technologies segment and FTL (March 2013) in the Health & Science Technologies segment from the date of acquisition.

(c)	Segment operating income excludes unallocated corporate operating expenses.

(d)	Depreciation and amortization excludes amortization of debt issuance expenses.